EXHIBIT 6.1
                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger ("Merger Agreement"), is entered into as of March 15, 2002, by and between E-data Corporation, a Utah corporation ("E-data"), and E-data Corporation, a Delaware corporation and wholly-owned subsidiary of E-data ("E-data Delaware").

                               W I T N E S S E T H:

     WHEREAS, E-data is a corporation, duly organized and existing under the laws of the State of Utah having at the date hereof authorized capital stock of 50,000,000 shares of common stock, par value $.002 per share ("Utah Common Stock"), of which 19,327,107 shares of Utah Common Stock are issued and outstanding; and

     WHEREAS, E-data Delaware is a corporation duly organized and existing under the laws of the State of Delaware, having at the date hereof authorized capital stock of 50,000,000 shares of common stock, par value $.001 per share ("Delaware Common Stock") and 10,000,000 shares of preferred stock, par value $.001 ("Delaware Preferred Stock") of which 1,000 shares of Delaware Common Stock are issued and outstanding and held by E-data; and

     WHEREAS, all the holders of Utah Common Stock and Delaware Common Stock are entitled to vote; and

     WHEREAS, E-data desires to reincorporate into the State of Delaware by merging with and into E-data Delaware with E-data Delaware continuing as the surviving corporation in such merger, upon the terms and subject to the conditions herein set forth and in accordance with the laws of the State of Delaware.

     NOW, THEREFORE, in consideration of the premises and mutual agreements, provisions and covenants contained herein, and subject to the terms and conditions hereof, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                                   The Merger

     Section 1.1. Merger of E-data into E-data Delaware. At the Effective Time (as defined in Section 2.1 hereof), E-data shall merge with and into E-data Delaware in accordance with the Utah Business Corporation Act (the "BCA") and the General Corporation Law of the State of Delaware (the "GCL"). The separate existence of E-data shall thereupon cease and E-data Delaware shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") and shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of E-data and E-data Delaware (together sometimes referred to as the "Constituent Corporations"); and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations, on whatever account, as well as for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they had been of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware, in either of such Constituent Corporations shall not revert or be in any way impaired by reason of the GCL; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thereafter attach to the Surviving Corporation and may be enforced against it to the same extent as if those debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of E-data, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as acts, plans, policies, agreements, arrangements, approvals and authorizations of E-data Delaware and shall be as effective and binding thereon as the same were with respect to E-data. The employees and agents of E-data shall become the employees and agents of E-data Delaware and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of E-data. The requirements of any plans or agreements of E-data involving the issuance or purchase by E-data of certain shares of its capital stock shall be satisfied by the issuance or purchase of a like number of shares of E-data Delaware.

                                   ARTICLE II

                        Effective Time; Effect of Merger

     Section 2.1. Effective Time. The Merger shall become effective upon the date the Certificate of Merger is filed by the Surviving Corporation with the Department of State of the State of Utah pursuant to Section 1105 of the BCA, or the date a Certificate of Ownership and Merger is filed by the Surviving Corporation with the Secretary of State of the State of Delaware pursuant to
Section 253 of the GCL, whichever filing occurs last (the "Effective Time").

     Section 2.2. Effects of the Merger. (a) At the Effective Time, the Merger shall have the effects specified in the BCA, the GCL and this Merger Agreement.

     (b) At the Effective Time, the Certificate of Incorporation and Bylaws of E-data Delaware as in effect immediately prior to the Effective Time shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     (c) At the Effective Time, the directors and officers of E-data in office at the Effective Time shall retain their positions as the directors and officers, respectively, of the Surviving Corporation.



                                   ARTICLE III

                        Conversion and Exchange of Stock

Section 3.1.      Conversion.
                  ----------

     (a) Shares. At the Effective Time, each share of Utah Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of Delaware Common Stock.

     (b) Options, Rights and Warrants. At the Effective Time, options, rights and warrants to acquire shares of New York Common Stock outstanding immediately prior to the Effective Time shall be automatically converted into options, rights and warrants to acquire an equal number of shares of Delaware Common Stock at the same price and upon the same terms and subject to the same conditions as in effect at the Effective Time. The same number of shares of Delaware Common Stock shall be reserved for purposes of exercise of options under any stock option or similar plans as is equal to the shares of New York Common Stock so reserved as of the Effective Time. E-data Delaware hereby assumes the outstanding and unexercised portion of such options, rights and warrants and the obligations of E-data to issue shares upon exercise thereof.

     (c) Cancellation. At the Effective Time, each share of Delaware Common Stock issued and outstanding immediately prior to the Effective Time and held by E-data shall be canceled without any consideration being paid therefor, and such shares shall, without further action by the Board of Directors of E-data Delaware, be returned to the status of authorized but unissued shares.

     Section 3.2. Exchange of Certificates. At any time on or after the Effective Time of the Merger, the holders of Utah Common Stock will be entitled, upon surrender of such certificates to the Surviving Corporation, to receive in exchange therefor one or more new stock certificates evidencing ownership of the same number of shares of Delaware Common Stock. If any certificate representing shares of Delaware Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate or other writing so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Delaware Common Stock in any name other than that of the registered holder of the certificate surrendered, or otherwise required, or shall establish to the satisfaction of the transfer agent that such tax has been paid or is not payable.

                                   ARTICLE IV

               Conditions Precedent to Consummation of the Merger

     Section 4.1. Conditions. Consummation of the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Approval. This Merger Agreement and the Merger shall have been adopted and approved by E-data in the manner provided in Sections 1104 and 1107 of the BCA and by E-data Delaware in the manner provided in Section 253 of the GCL; and

     (b) Third Party Consents. The parties shall have received all required consents to and approvals of the Merger.

                                   ARTICLE V

                                  Miscellaneous

     Section 5.1. Amendment. This Merger Agreement may be amended, modified or supplemented, in whole or in part, at any time prior to the Effective Time with the mutual consent of the Board of Directors of E-data and the Board of Directors of E-data Delaware to the full extent permitted under applicable law.

     Section 5.2. Abandonment; Postponement. At any time prior to the Effective Time this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of E-data or E-data Delaware or both, or the consummation of the Merger may be postponed for a reasonable period of time, without any action of the stockholders of E-data or E-data Delaware, notwithstanding the approval of this Merger Agreement by the stockholders of either E-data or E-data Delaware.

     Section 5.3. Further Assurances. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider that any assignments, transfers, deeds or other assurances in law are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of E-data, E-data and the directors and officers of E-data in office at the Effective Time shall execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

     Section 5.4. Governing Law. This Merger Agreement shall be construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties to this Merger Agreement have executed this Merger Agreement on and as of the day first written above.



                                                    E-data Corporation,
                                                    a Utah corporation


                                                    By:    /s/ Bert E. Brodsky
                                                    Name:      Bert E. Brodsky
                                                    Title:     Chairman and CEO

                                                    E-data Corporation,
                                                     a Delaware corporation


                                                     By:     s/ Bert E. Brodsky
                                                     Name:      Bert E. Brodsky
                                                     Title:    Chairman and CEO